Calculation of weighted average for the three month period ended March 31, 2001

Sideware Systems Inc.

Beginning Balance                    60,886,415


Date of issue       No. of Shares      Contribution to   Ending Balance
                    Issued             Weighted Avg.

Feb. 22, 2001       5,229,752          2,150,009         63,036,424



Total weighted average shares outstanding:   63,036,424
Less shares held in escrow:                     970,378
                                             ----------
Balance:                                     62,066,046


Comprehensive loss for the period:           $4,333,793

Net loss per share                          $      0.08